EXHIBIT 99.1

JOINT FILER AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that a single Schedule 13D, or any amendment thereto, relating to the equity securities of CASI Pharmaceuticals, Inc., a Delaware corporation, shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as Exhibit 99.1 to such Schedule 13D.

Dated: April 11, 2019	SPECTRUM PHARMACEUTICALS, INC.,
a Delaware corporation
By: /s/ Kurt A. Gustafson
Name: Kurt A. Gustafson
Title: Executive Vice President and Chief Financial Officer

Dated: April 11, 2019	SPECTRUM PHARMACEUTICALS CAYMAN, L.P.,
an Exempted Limited Partnership organized under the laws of the Cayman Islands
By: Spectrum Pharmaceuticals International Holdings, LLC
Its: General Partner

By: Spectrum Pharmaceuticals, Inc.
Its: Managing Member

By: /s/ Kurt A. Gustafson
Name: Kurt A. Gustafson
Title: Executive Vice President and Chief Financial Officer